State of Delaware
Secretary of State
Division of Corporations
Delivered 07:34 AM 10/08/2021
FILED 07:34 AM 10/08/2021
SR 20213460515 - File Number 4442967

BONE BIOLOGICS CORPORATION

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Bone Biologics Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law (the "DGCL"), does hereby certify as follows:

FIRST: Article 5 of the Corporation's Certificate of Incorporation, filed with the Secretary of State of Delaware on October 18, 2007, as amended on July 28, 2014, September 22, 2014, and July 16, 2018, shall be amended to add the following paragraph to Article 5:

"Upon the filing and effectiveness (the "**Effective Time**") pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each 2.5 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the "**Reverse Stock Split**"). No fractional shares shall be issued in connection with the Reverse Stock Split. No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split and all certificates that otherwise would represent fractional shares shall be rounded up to the next whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("**Old Certificates**") shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above."

SECOND: This Certificate of Amendment shall become effective on October 12, 2021 at 4:00 PM.

THIRD: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of October 7, 2021.

Bone Biologics Corporation

By: /s/ Jeffrey Frelick
Name: Jeffrey Frelick
Title: Chief Executive Officer